EXHIBIT 99.2

Item 6.  Selected Financial Data

The table below includes selected financial and other data for the Partnership for the years ended December 31, 2010, 2009, 2008, 2007, and 2006 (in thousands, except per unit and volume data).

	Year Ended December 31,
	2010 (1)	2009	2008 (1)	2007 (1)	2006
Income Statement Data:
Revenues:
Supply and logistics (2)	$1,894,612	$1,243,044	$1,870,063	$1,110,347	$888,422
Refinery services	151,060	141,365	225,374	62,095	-
Pipeline transportation	55,652	50,951	46,247	27,211	29,947
Total revenues	$2,101,324	$1,435,360	$2,141,684	$1,199,653	$918,369

Net (loss) income (3)	$(50,541)	$6,178	$25,825	$(13,551)	$8,382

Net (loss) income attributable to
Genesis Energy, L.P. (3)	$(48,459)	$8,063	$26,089	$(13,550)	$8,381

Net income (loss) available to Common
Unitholders	$19,929	$20,186	$23,006	$(13,608)	$8,214

Net income (loss) attributable to
Genesis Energy, L.P. per Common Unit:
Basic and Diluted	$0.49	$0.51	$0.59	$(0.66)	$0.59

Cash distributions declared per Common Unit	$1.4900	$1.3650	$1.2225	$0.9300	$0.7400

Balance Sheet Data (at end of period):
Current assets	$252,538	$189,244	$168,127	$214,240	$99,992
Total assets	1,506,735	1,148,127	1,178,674	908,523	191,087
Long-term liabilities	630,757	387,766	394,940	101,351	8,991
Partners' capital:
Genesis Energy, L.P.	669,264	595,877	632,658	631,804	85,662
Noncontrolling interests	-	23,056	24,804	570	522
Total partners' capital	669,264	618,933	657,462	632,374	86,184

Other Data:
Maintenance capital expenditures (4)	2,856	4,426	4,454	3,840	967
Volumes - continuing operations:
Onshore crude oil pipeline (barrels per day)	67,931	60,262	64,111	59,335	61,585
CO2 pipeline (Mcf per day) (5)	167,619	154,271	160,220	-	-
NaHS sales (DST) (6)	145,213	107,311	162,210	69,853	-
NaOH sales (DST) (6)	93,283	88,959	68,647	20,946	-

(1)
Our operating results and financial position have been affected by acquisitions in 2010, 2008 and 2007, most notably the 50% equity interest acquisition in Cameron Highway in November 2010, the acquisition of the remaining 50% ownership interest in DG Marine in July 2010, the Grifco acquisition in July 2008 and the Davison acquisition, which was completed in July 2007. The results of these operations are included in our financial results prospectively from the acquisition date. For additional information regarding these acquisitions, see Note 3 of the Notes to the Consolidated Financial Statements included under Item 8 of this annual report.

(2)	Includes net presentation of buy/sell arrangements for all periods after the first quarter of 2006.
(3)
Includes executive compensation expense related to Series B and Class B awards borne entirely by our general partner in the amounts of $76.9 million for 2010, $14.1 million for 2009 and $3.4 million for 2007.  See Note 15.

(4)
Maintenance capital expenditures are capital expenditures to replace or enhance partially or fully depreciated assets to sustain the existing operating capacity or efficiency of our assets and extend their useful lives.

(5)	Volume per day for the period we owned the Free State CO2 pipeline in 2008.
(6)	Volumes relate to operations acquired in July 2007.